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October 7, 2024

Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 19(a)(4) to Form N-CSR dated October 7, 2024 of KBI Global Investors Aquarius Fund, one of the series constituting the Advisors’ Inner Circle Fund III, and are in agreement with the statements contained in paragraphs 1 and 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

Philadelphia, Pennsylvania

1

A member firm of Ernst & Young Global Limited